Exhibit 5.1

October 15, 2014

Esperion Therapeutics, Inc.

3891 Ranchero Drive, Suite 150

Ann Arbor, MI 48108

Re:          Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-197125) (as amended or supplemented, the “Registration Statement”) filed on June 30, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Esperion Therapeutics, Inc., a Delaware corporation (the “Company”)  of up to $150,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on July 9, 2014.  Reference is made to our opinion letter dated June 30, 2014 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated October 15, 2014 and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to 4,887,500 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) covered by the Registration Statement.  The Shares include an over-allotment option granted to the underwriters of the offering to purchase 637,500 Shares.  We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in accordance with such terms, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP